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                                                                    Exhibit 99.1


                                     [LOGO]
                           [LETTERHEAD OF WARRANTECH]


  WARRANTECH CHAIRMAN MAKES PROPOSAL TO TAKE COMPANY PRIVATE -- BOARD APPOINTS
          SPECIAL COMMITTEE TO CONSIDER BEST STRATEGY FOR SHAREHOLDERS


BEDFORD, Texas - Sept. 19, 2003 - Warrantech Corporation (OTCBB: WTEC), a leading independent provider of service contracts and after-market warranties, today announced that the Board of Directors has received a proposal by its founder -- Mr. Joel San Antonio -- of taking the company private. The Board of Directors has appointed a special committee of independent directors to evaluate Mr. San Antonio's proposal and all other alternatives which are in the best interest of the Company's shareholders. Mr. San Antonio's proposal involves cashing out all minority shareholders at a price of $1.65 per share by means of a reverse stock split. The proposal is subject to securing financing and does not address other details concerning the Company's capitalization. The special committee will consult with independent financial advisors and counsel in the course of its review. Any transaction considered by the Company will be subject, among other things, to the determination of the fairness of the price, full Board of Director approval and, if applicable, obtaining suitable financing. There can be no assurance that a transaction will occur, and, if any transaction occurs, what the exact structure or terms of such transaction would be. The members of the special committee consist of Gordon Paris and Lawrence Richenstein.

         Joel San Antonio, Chairman and Chief Executive Officer said. "We are the only independent public company left in our industry, and in today's environment being public places us

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Warrantech Corporation                                           Sept. 19, 2003
Warrantech Considers Going Private


at a competitive disadvantage. SEC reporting and other public company responsibilities cost us up to $1 million a year, but our low stock price and lack of investor interest provides us none of the benefits. It's just possible that our line of business may be better off in the private sector."

         The Board's decision to consider the transaction of taking the Company private arose in part from the uncertainty of another accounting change. As previously reported by the Company, the Securities and Exchange Commission's ("SEC"), Division of Corporation Finance has been reviewing the Company's financial statements. As stated in its Form 10-Q, the most recent comments from the SEC staff pertain primarily to the Company's accounting treatment of the obligations of Butler Financial Solutions, L.L.C. ("Butler") to pay claims under the service contracts administered by the Company. Since April 1, 2000, Butler has been the obligor under most service contracts which are administered by Warrantech. As such it is legally obligated to pay claims under such contracts. From April of 1999 to November of 2000, Reliance Insurance Company ("Reliance") insured the service contracts.

         Shortly after the terrorist attacks on September 11, 2001, the State of Pennsylvania Insurance Commission placed Reliance in liquidation. When this occurred, Butler and the automotive agents and dealers, which sold the service contracts approached the Company to ask for its assistance in arranging for the coverage of claims under those service contracts. Warrantech, with the assistance of the Great American Insurance Company ("Great American"), agreed to assist the dealers in arranging a mechanism to provide for the payment of the claims. Great American is the current insurer of most of Warrantech's domestic service contracts. After extensive discussions among the agents and dealers, the Company and Butler, the agents and dealers agreed to pay a surcharge on each new service contract sold in which Butler was the obligor. The surcharge fees would be placed in a fund, which would be used by Butler to pay claims under the service contracts previously insured by Reliance. Until the fund created by the surcharge fees becomes sufficient to cover claims under those service contracts, Warrantech agreed to make loans to Butler to cover any shortfalls in funds that were needed to cover the claims. Great American agreed to provide credit terms to Warrantech as a source of cash for the Company to make the loans to Butler.

         Warrantech's loans to Butler are intended to help Butler through the temporary period of shortfall in its cash flow. As more and more Reliance contracts expire and more and more new contracts are sold, the shortfall is expected to steadily decrease until the surcharge fees received are expected to cover the claims to be paid. Under the arrangement between Warrantech and Butler, Warrantech is entitled to terminate its loans to Butler at any time for any reason. Although


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Warrantech Corporation                                           Sept. 19, 2003
Warrantech Considers Going Private


Warrantech did not have a legal obligation to pay the claims under the service contracts in which Butler was the original obligor, the Company entered into this arrangement with Butler and the dealers in order to help the dealers and its customers due to the unfortunate circumstances arising from the Reliance liquidation.

         Based upon the SEC staff's review of the foregoing transactions, the SEC staff has requested the Company to consider whether, for financial reporting purposes, the Company should account for certain of the service contracts as if it, rather than Butler, were the obligor, even though Warrantech is not the legal obligor under the service contracts. If Warrantech were to be treated as the obligor under such contracts for accounting purposes, Warrantech would be required to defer a substantial portion of its administrative fee revenues from such service contracts. Such accounting treatment could result in a materially adverse change in the presentation of its past financial results, and a material positive change in future results. The Company has informed the SEC staff that it does not believe that it should be deemed to be the obligor under any of the service contracts in which Butler is the legal obligor because Warrantech does not have any obligation, legally or otherwise, to pay such claims. The Company's decision to assist Butler in meeting its claims obligations was made for strategic business reasons to help our dealers and agents and not because it was legally obligated to do so.

         The SEC staff has also requested the Company to consider whether it should take a reserve for a portion of the loans made by the Company to Butler.

         The Company believes that its accounting treatment is correct, and the Company's outside auditors fully concur in the Company's financial presentation. Nevertheless, based upon the comments from the SEC staff, the Audit Committee of the Company's Board of Directors has retained a separate independent accounting firm to review the accounting and disclosure issues raised by the SEC staff in its comment letters and report to the Committee on its conclusions. The Audit Committee is seeking this further input in order to assure that the Company is fully and adequately addressing the issuing raised in the SEC staff's comment letters. The Company has informed the SEC staff that it will respond to the staff's latest comment letter after obtaining the views of this accounting firm. Since the accounting issues raised in the comment letters from the SEC staff are still under review, the resolution of those issues and their effect on the Company's financial statements is not known at this time.

         Management of the Company believes that the complexity and ambiguity of the accounting principles which apply to the Company's business has created significant uncertainty and has had an inhibiting effect on the liquidity of the Company's stock.


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Warrantech Corporation                                           Sept. 19, 2003
Warrantech Considers Going Private


About Warrantech:

Warrantech Corporation administers and markets service contracts and after-market warranties on automobiles, automotive components, recreational vehicles, appliances, consumer electronics, homes, computer and computer peripherals for retailers, distributors and manufacturers. The company continues to expand its domestic and global penetration, and now provides its services in the United States, Canada, Puerto Rico and Latin America. For additional information on Warrantech, access www.warrantech.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties. Other risks and uncertainties include but are not limited to, the effectiveness of cost containment measures and the continuation of current levels of business activity, the impact of competitive products, product demand and market-acceptance risks, reliance on key strategic alliances, fluctuations in operating results and cash flow and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. With respect to the proposed transaction to take the Company private, such risks include, among other factors, the ability to obtain financing for the transaction, regulatory review of the proposed transaction, and obtaining shareholder approval. The risks and uncertainties concerning the accounting issues raised in the SEC comment letters include, among others, the outcome of further discussions with the SEC staff, the nature and extent of any accounting changes, including changes in revenue recognition, which may result from such discussions. These risks and uncertainties could affect the outcome of the matters discussed in this release and cause the company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.